As filed with the Securities and Exchange Commission on May 20, 2025.

Registration No. 333-214299

Registration No. 333-228171

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-214299

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-228171

Under

the Securities Act of 1933

CONMED Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	16-0977505
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

11311 Concept Blvd. Largo, Florida	33773
(Address of Principal Executive Offices)	(Zip Code)

CONMED Corporation Amended and Restated 2020

Non-Employee Director Equity Compensation Plan

CONMED Corporation 2018 Long-Term Incentive Plan

(Full Title of Plans)

Hollie K. Foust, Esq.

CONMED Corporation

11311 Concept Blvd.

Largo, Florida 33773

(727) 392-6464

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On October 28, 2016, CONMED Corporation (the “Company” or “Registrant”) filed a registration statement on Form S-8 (Registration Statement No. 333-214299) (the “2016 Form S-8”) registering 150,000 shares of the Company’s common stock, par value $0.01 (the “Common Stock”), and any additional shares of Common Stock to be issued as a result of stock dividends, stock splits or similar transactions, to be issued to participants under the CONMED Corporation Amended and Restated 2016 Non-Employee Director Equity Compensation Plan (the “2016 NED Plan”).

On November 5, 2018, the Company filed a registration statement on Form S-8 (Registration Statement No. 333-228171) (the “2018 Form S-8”) registering 4,400,000 shares of Common Stock, and any additional shares of Common Stock to be issued as a result of stock dividends, stock splits or similar transactions, to be issued to participants under the CONMED Corporation 2018 Long-Term Incentive Plan (the “2018 Plan”).

On May 22, 2020, the Company filed the Post-Effective Amendment No. 1 to the 2016 Form S-8 to reflect that the shares available for issuance under the 2016 NED Plan (“Predecessor Common Stock”) would no longer be issued under the 2016 NED Plan and would instead become available for issuance under the CONMED Corporation Amended and Restated 2020 Non-Employee Director Equity Compensation Plan (the “2020 NED Plan”, and together with the 2018 Plan, the “Prior Plans”) to the extent such Predecessor Common Stock remained available for issuance as of May 21, 2020. In addition, on May 22, 2020, the Company filed the Post-Effective Amendment No. 1 to the 2018 Form S-8 to reflect that all equity-based awards with respect to shares available for issuance under the 2018 Plan were converted into corresponding equity-based awards with respect to the same number of shares of Common Stock, in accordance with the terms of the 2018 Plan and any related award agreement and subject to the same terms and conditions applicable to such awards as were in effect prior to May 22, 2020.

On May 20, 2025 (the “Effective Date”), at the Company’s 2025 Annual Meeting of Stockholders, the Company’s stockholders approved the CONMED Corporation 2025 Long-Term Incentive Plan (the “2025 Plan”), which replaces the Prior Plans. As of the Effective Date, no new awards may be granted under the Prior Plans.

According to the terms of the 2025 Plan, the shares of Common Stock that remained available for issuance under the Prior Plans and were not subject to outstanding awards granted under the Prior Plans as of the Effective Date (the “Unused Reserve”) will not be available for issuance under the 2025 Plan. Accordingly, pursuant to the undertaking in Item 512(a)(3) of Regulation S-K, the Company is filing these post-effective amendments to the 2016 Form S-8 and 2018 Form S-8 (the “Post-Effective Amendments”) to deregister the Unused Reserve, which shares of Common Stock have not been, and will not be, issued and sold under the Prior Plans. The 2016 Form S-8 and 2018 Form S-8 will remain in effect to cover the potential issuance of shares of Common Stock under the Prior Plans pursuant to the terms of the awards that were outstanding under the Prior Plans on the Effective Date.

Concurrently herewith, the Company is filing a new registration statement on Form S-8 to register 3,554,896 shares of Common Stock available to be issued and sold pursuant to the 2025 Plan. In addition, any shares subject to awards under the Prior Plans that are outstanding at the Effective Date and that subsequently (i) expire unexercised, are forfeited or otherwise terminate or are canceled without the delivery of shares of Common Stock or (ii) are surrendered or withheld from any award under the Prior Plans to satisfy a participant’s income tax or other withholding obligations, in each case, will again become available to be delivered pursuant to awards granted under the 2025 Plan, at the same ratio at which the corresponding award counted against the total shares available under the respective Prior Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment No. 2 to the registration statement on Form S-8 (Registration Statement No. 333-214299) and the Post-Effective Amendment No. 2 to the registration statement on Form S-8 (Registration Statement No. 333-228171) to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Largo, Florida, on May 20, 2025.

CONMED CORPORATION

By:	/s/ Hollie Foust
Hollie Foust
Executive Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, the Post-Effective Amendments has been signed by the following persons in the capacities indicated on May 20, 2025.

Name	Title

/s/ Patrick J. Beyer Patrick J. Beyer	President and Chief Executive Officer (Principal Executive Officer); Director

/s/ Todd W. Garner Todd W. Garner	Executive Vice President – Finance and Chief Financial Officer (Principal Financial Officer)

/s/ Andrew Moller Andrew Moller	Vice President – Corporate Controller (Principal Accounting Officer)

/s/ Martha Goldberg Aronson Martha Goldberg Aronson	Director

/s/ David Bronson David Bronson	Director

/s/ Brian P. Concannon Brian P. Concannon	Director

/s/ Laverne Council Laverne Council	Director

/s/ Charles M. Farkas Charles M. Farkas	Director

/s/ Mark Kaye Mark Kaye	Director

/s/ Barbara Schwarzentraub Barbara Schwarzentraub	Director